Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: April 28, 2009

CONTACT: John P. Olsen, President and CEO

Carl T. Laveck, Executive VP and Chief Credit Officer of Denmark State Bank

Dennis J. Heim, CFO

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports First Quarter Income

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and Denmark State Bank announced 2009 first quarter earnings per share of $2.03, compared to 2008 first quarter earnings per share of $10.56. For the three months ending March 31, 2009 net income was $242 thousand compared with $1.3 million in 2008. Return on assets and return on equity for first quarter 2009 were 0.24% and 1.84%, respectively, compared with returns of 1.27% and 9.62%, respectively, for the same period one year ago.

The decrease in net income was primarily due to an increase of $850,000 in the provision for loan losses, a $313,000 other-than-temporary impairment charge to earnings on mortgage-backed securities and an increase of $205,000 in FDIC insurance premiums. These increases more than offset an increase in net interest income of $154,000. Net interest income was $3,762,000 for the quarter ended March 31, 2009, compared to $3,608,000 for the same period one year earlier. The increase is attributable to higher net interest spread which rose from 3.25% during the first quarter of 2008 to 3.55% during the most recent quarter.

DBI's regulatory capital ratios remain strong, with a tier 1 capital to average assets ratio at March 31, 2009, of 13.4% compared to 13.2% as of March 31, 2008. Total capital to risk-weighted assets as of March 31, 2009, was 18.1% compared to 18.3% on March 31, 2008.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 6.8% as of March 31, 2009, compared to 4.1% as of March 31, 2008. DBI's recorded value of real estate acquired in satisfaction of loans was $0.9 million at the end of the first quarter 2009, as compared to $2.0 million as of end of the first quarter 2008. Net charge-offs for first quarter 2009 totaled $1,080,000 compared to net recoveries of $259,000 in the prior year first quarter.

DBI's provision for credit losses for the first three months of 2009 was $1 million compared to $150,000 during the first quarter of 2008. The ratio of allowance for credit losses to total loans was 2.10% at March 31, 2009, compared to 2.16% at March 31, 2008. DBI's nonperforming assets to total assets were 3.9% as of March 31, 2009, compared to 2.9% one year earlier.

"We continue to address credit quality issues on developer and investor loans outside the immediate Denmark area on loans originated prior to 2006 when there was a change in the loan policy and the loan committee. In addition we are dealing with the current economic problems arising from high unemployment and consumer and business struggling to pay loans back", said Carl Laveck, Chief Credit Officer. "Our intent is to aggressively fund the allowance for credit losses and write down assets based on deteriorating real estate values during this volatile economy."

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	Mar 31	Dec 31	Mar 31
(In thousands, except per share data)	2009	2008	2008
Financial Condition (1)
Total Loans (includes loans held for sale)	$298,896	$300,781	$291,939
Allowance for credit losses	6,276	6,356	6,280
Investment securities	69,932	73,031	68,155
Assets	399,023	414,072	394,520
Deposits	292,431	306,001	294,730
Other borrowed funds	53,631	53,265	44,924
Stockholders' equity	51,073	52,227	53,073
Book value per share	$ 428.99	$ 435.69	$ 445.80

	For the Three Months
	Ended March 31
Operating Results	2009	2008
Interest income	$5,562	$6,458
Interest expense	1,800	2,850
Net interest income	3,762	3,608
Provision for credit losses	1,000	150
Noninterest income	102	355
Noninterest expense	2,790	2,693
Net income	242	1,257
Net income per share	$2.03	$10.56

Financial Ratios
Return on average equity	1.84%	9.62%
Return on average assets	0.24%	1.27%
Interest rate spread	3.55%	3.25%
Average equity to average assets	13.10%	13.17%
Tier 1 capital to average assets	13.38%	13.15%
Tier 1 capital to risk-weighted assets	16.83%	16.99%
Total capital to risk-weighted assets	18.09%	18.25%
Allowance for credit losses
to total loans (1)	2.10%	2.16%
Non-performing loans to assets	3.92%	2.89%
Non-performing loans to allowance for
credit losses (1)	236%	141%
(1) As of the period ending.